Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CIRCLE K STORES INC.,

ULTRA ACQUISITION CORP.

and

CST BRANDS, INC.

Dated as of August 21, 2016

-i-

-ii-

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 21, 2016 (this “Agreement”), among Circle K Stores Inc., a Texas corporation (“Parent”), Ultra Acquisition Corp., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and CST Brands, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, concurrently herewith, the Company and Alimentation Couche-Tard Inc., which beneficially owns all of the outstanding shares of Parent (“Guarantor”), are entering into an Unconditional Guaranty (the “Guaranty”), pursuant to which Guarantor is guaranteeing the full and timely performance and payment of Parent’s obligations pursuant to the Merger Agreement;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) unanimously has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the boards of directors of Parent and Merger Sub have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., local time, on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) at such other place, time and date as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5 Organizational Documents of the Surviving Corporation. At the Effective Time, subject to Section 5.11: (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation; provided that at the Effective Time, such certificate of incorporation shall be amended as set forth in Annex I to this Agreement; and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws.

Section 1.6 Directors of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

Section 1.7 Officers of the Surviving Corporation. The officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

Section 1.8 Headquarters. Upon the Effective Time, Parent shall cause a new Circle K division and shared service center to be based in San Antonio, Texas.

ARTICLE 2

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Common Stock,” and each, a “Share”) outstanding immediately prior to the Effective Time, but excluding Cancelled Shares and Dissenting Shares, shall be converted automatically into the right to receive $48.53 per Share in cash (the “Merger Consideration”), without interest. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration, without interest.

(b) Cancellation of Shares. Each Share that is owned by the Company as treasury stock or otherwise, or by Parent or Merger Sub, or by any Subsidiary of the Company, Parent or Merger Sub, immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such Shares held by any such holder (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

(e) Adjustments. If, between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period (but excluding the effect of any exercise of Company Options that are outstanding as of the date of this Agreement), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article 2 (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, Parent shall instruct the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to

Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as is customary, and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration (less any applicable withholding Taxes). No interest shall be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(iii) The Paying Agent, the Company, Parent, Merger Sub and their respective agents, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, or under any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article 2.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares on the six month anniversary of the Effective Time shall thereafter be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Article 2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, or any U.S. registered open end investment company holding itself out as a U.S. government money market fund. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration (less any applicable withholding Taxes), without any interest thereon.

Section 2.3 Treatment of Company Equity Awards.

(a) Each option to purchase Shares that was granted pursuant to any Company Benefit Plan (each, a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option and (ii) the total number of Shares subject to such Company Option. Parent shall cause the Surviving Corporation or one of its Subsidiaries, as applicable, to pay to the holders of Company Options the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five calendar days following the Effective Time. If the applicable exercise price per Share equals or exceeds the Merger Consideration, such Company Option shall be cancelled without payment of additional consideration, and all rights with respect to such Company Option shall terminate as of the Effective Time.

(b) Each award of restricted stock units granted pursuant to any Company Benefit Plan (each, an “RSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall as of the Effective Time, become fully vested (in the case of Company RSUs that are Market Share Unit Awards (“MSUs”), in respect of a number of Shares determined pursuant to the terms of the applicable award agreement with respect to performance determination in connection with a “change in control”) and be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such RSU and (ii) the Merger Consideration. Parent shall cause the Surviving Corporation or one of its Subsidiaries, as applicable, to pay to the holders of RSUs the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five calendar days following the Effective Time (or such later date as is required by Section 409A of the Code).

(c) Each Share granted subject to any vesting or other lapse restrictions pursuant to any Company Benefit Plan (each, a “Restricted Share”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall, at the Effective Time, become fully vested (without regard to the satisfaction of any performance condition, vesting or other lapse condition) and be converted into the right to receive an amount in cash equal to the Merger Consideration. Parent shall cause the Surviving Corporation or one of its Subsidiaries, as applicable, to pay to the holders of Restricted Shares the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five calendar days following the Effective Time.

(d) Prior to the Effective Time, the Company, through its Board of Directors or an appropriate committee thereof, will adopt such resolutions as may reasonably be required to effectuate the actions contemplated by this Section 2.3.

Section 2.4 Employee Stock Purchase Plan. The Company shall take all necessary action to ensure that no new offering periods under the Company’s Employee Stock Purchase Plan (the “ESPP”) will commence during the period from the date of this Agreement through the Effective Time. The accumulated contributions of the participants in the current offering period shall be used to purchase Shares as of no later than ten Business Days prior to the Effective Time, and the participants’ purchase rights under such offerings shall terminate immediately after such purchase. As of no later than the Business Day immediately prior to the Effective Time, the Company shall terminate the ESPP.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 or CAPL’s Annual Report on Form 10-K for the year ended December 31, 2015, or any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by the Company or CAPL since December 31, 2015, in each case as filed with the SEC (other than disclosures contained therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures contained therein relating to information, factors or risks that are predictive, cautionary or forward looking in nature) or (b) in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of the Company Disclosure Letter only to the extent the applicability of such disclosure is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification; Organization; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws of the Company in effect as of the date of this Agreement. Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Non-CAPL Subsidiary of the Company, each such Non-CAPL Subsidiary’s jurisdiction of incorporation and its authorized, issued and outstanding shares of capital stock, if any, that are not owned by the Company or its Subsidiaries, in each case, as of the date hereof. All of the outstanding equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and are owned by the Company or its Subsidiaries, free and clear of all Liens (other than Liens pursuant to the credit facilities existing on the date hereof and any restrictions imposed by applicable securities Laws or the organizational documents of any such Subsidiary). No Subsidiary of the Company owns any equity interests of the Company or securities convertible into or exchangeable for such equity interests.

Section 3.2 Capitalization.

(a) The authorized share capital of the Company consists of 250,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of August 18, 2016 (the “Capitalization Date”), there were: (i) 77,850,130 Shares of Common Stock issued (including Shares held by the Company in treasury), 75,684,881 Shares of Common Stock outstanding (including 1,080 unvested Restricted Shares) and no shares of Preferred Stock issued and outstanding; (ii) Company Options to purchase an aggregate of 1,698,146 Shares issued and outstanding; and (iii) 287,378 Shares of Common Stock underlying outstanding RSUs other than MSUs and (iv) 93,249 Shares of Common Stock underlying outstanding MSUs if performance conditions are satisfied at the target level or 186,498 Shares of Common Stock underlying outstanding MSUs if performance conditions are satisfied at the maximum level. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b) Except as set forth in Section 3.2(a) or as permitted by Section 5.1, (i) the Company does not have any shares of its capital stock issued or outstanding other than Shares of Common Stock that have become outstanding after the Capitalization Date that were reserved for issuance as of that date as set forth in Section 3.2(a), and (ii) there are no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Except for the issuance of shares as set forth in clause (i) of this subsection (b) above, since the Capitalization Date to the date hereof, the Company has not declared or paid any dividend or distribution in respect of the Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Common Stock, and its Board of Directors has not authorized any of the foregoing or otherwise taken any action or agreed to take any action that would have been prohibited by Section 5.1(b)(vii).

(c) Except for Equity Awards, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote or which are convertible into, or exercisable for or exchangeable for securities having the right to vote with the stockholders of the Company on any matter.

(d) Except for the Voting Agreement entered into on October 1, 2014 with Joseph V. Topper, Jr. and certain of his affiliates, there are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) Section 3.2(e) of the Company Disclosure Letter includes a complete list, as of the close of business on the Capitalization Date, of (i) (A) each outstanding Company Option, (B) each outstanding Restricted Share, and (C) each outstanding RSU (each, an “Equity Award”), (ii) the number of Shares of Common Stock underlying each Equity Award and (A) the target and maximum number of Shares of Common Stock underlying each such Equity Award with respect to which the performance or vesting period has not ended as of the Capitalization Date and (B) the actual number of Shares of Common Stock underlying each such Equity Award with respect to which the performance or vesting period has ended as of the Capitalization Date, (iii) the Company Benefit Plan under which each Equity Award was granted, and (iv) the exercise price, in the case of each Company Option.

Section 3.3 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The

Board of Directors of the Company at a duly held meeting unanimously has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Meeting. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of the pre-merger notification reports under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the Canadian Competition Act, as amended (the “Competition Act”), (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement with the SEC, (iv) compliance with the rules and regulations of the NYSE, (v) compliance with any applicable foreign or state securities or blue sky laws and (vi) the other consents and/or notices set forth on Section 3.3(b) of the Company Disclosure Letter (collectively, clauses (i) through (vi), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Assuming compliance with the matters referenced in Section 3.3(b), receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with, or violate or breach any provision of, the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with, or violate or breach any provision of, any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any legally binding loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement or contract (collectively, “Contracts”) or Permit binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC on a timely basis since December 31, 2013 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended since their filing, the “Company SEC Documents”). CAPL has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC on a timely basis since December 31, 2013 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended since their filing, the “CAPL SEC Documents”). Each of the Company SEC Documents and CAPL SEC Documents, including all forms, documents and reports filed by the Company or CAPL with the SEC after the date hereof, as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the date filed with the SEC, none of the Company SEC Documents or CAPL SEC Documents, including all forms, documents and reports filed by the Company or CAPL with the SEC after the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document or CAPL SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents or CAPL SEC Documents.

(b) The consolidated financial statements (including all related notes and schedules) of (i) the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment), and (ii) CAPL included in the CAPL SEC Documents (if amended, as of the date of the last such amendment), in each case fairly presented in all material respects the consolidated financial position of the Company or CAPL, as applicable and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Except for CAPL, none of the Subsidiaries of the Company is required to file periodic reports with the SEC.

(c) No securitization transactions or other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K under the Securities Act) existed or were effected by the Company, CAPL or any other Subsidiaries since December 31, 2013 and prior to the date hereof.

Section 3.5 Internal Controls and Procedures.

(a) The Company has established and maintains “disclosure controls and procedures” and “internal controls over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The principal executive officer and principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and Rule 13a-15 under the Exchange Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that such controls were effective. To the Knowledge of the Company, from December 31, 2013 to the date hereof, the Company has not failed to disclose to the Company’s auditors and the audit committee of the Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since December 31, 2013 through the date of this Agreement, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any director or officer of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015 (or the notes thereto), (b) as incurred in connection with this Agreement, (c) for liabilities and obligations that have been incurred in the ordinary course of business consistent with past practice since December 31, 2015 and (d) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have had or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) The Company and each of the Company’s Subsidiaries are, and since December 31, 2013 have been, in compliance with, and are not, and since December 31, 2013 have not been, in default under or in violation of, any applicable federal, state, local, municipal, international or foreign law, statute, treaty, ordinance, rule, regulation, judgment, order, injunction, mandatory policy, binding directive, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”) or with the applicable listing and corporate governance rules of the NYSE, except where such noncompliance, default or violation would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of the Company’s Subsidiaries are not, and since December 31, 2013 have not been, under investigation with respect to and, to the Knowledge of the Company, have not been threatened in writing to be charged with or given written notice of any violation of, any applicable Law or with the applicable listing and corporate governance rules of the NYSE, in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity (“Permits”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (such Permits, the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. All Company Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Company Permit, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or materially and adversely modify any such Company Permit, in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, at any time since January 1, 2013 in the case of the Company and its Non-CAPL Subsidiaries, and since October 1, 2014 in the case of the Company’s CAPL Subsidiaries, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated any applicable U.S. Export and Import Laws, or made a voluntary disclosure with respect to any violation thereof, in each case other than immaterial violations of applicable Laws that are not Known to the Company.

(d) The foregoing notwithstanding, the representations and warranties in this Section 3.7 shall not be deemed to be made with respect to the Company’s compliance with, or Company Permits with respect to: (i) Environmental Laws, Hazardous Substances and any other environmental matter or (ii) Tax matters.

Section 3.8 Environmental Laws and Regulations.

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2013 in the case of the Company and its Non-CAPL Subsidiaries, and since October 1, 2014 in the case of the Company’s CAPL Subsidiaries: (i) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Company Permits required under Environmental Laws (“Environmental Permits”) and all such Environmental Permits are in full force and effect; (ii) there has been no disposal or release of any Hazardous Substance by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other Person in any manner that would reasonably be expected to give rise to the Company or any of its Subsidiaries incurring any remedial obligation, corrective action requirement or other liability or obligation under applicable Environmental Laws or Environmental Permits; (iii) there are no investigations, actions, suits, proceedings, reviews, or inquiries pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries involving any real property currently or formerly owned, operated or leased by or for the Company or any of its Subsidiaries alleging noncompliance with or liability under any Environmental Law or Environmental Permit; and (iv) as of the date hereof, the Company’s and its Subsidiaries’ underground storage tank systems (“UST Systems”) comply with all applicable requirements relating to the registration, reporting, licensing, use and maintenance of UST Systems such that its UST Systems (and the Company or its Subsidiary as the owner and/or operator thereof) qualify for inclusion in all applicable government funds for the reimbursement of corrective action costs relating to UST Systems (“UST Funds”) and for all applicable reimbursement pursuant to such UST Funds.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the indoor or outdoor environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) any pollutant, contaminant, waste, or toxic or otherwise hazardous substance, including the exposure thereto, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or threatened release or disposal thereof.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated, classified or otherwise regulated as hazardous, toxic, radioactive or dangerous or for which liability may arise under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law and includes any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Letter lists all material Company Benefit Plans. “Company Benefit Plans” means all employee or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries.

(b) The Company has heretofore made available to Parent true and complete copies of each of the material Company Benefit Plans and with respect to each such plan: (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; and (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan.

(c) (i) Each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan is subject to Title IV of ERISA, and no employee benefit plan sponsored, maintained or contributed to by the Company or any of its Subsidiaries since May 1, 2013 has been subject to Title IV of ERISA; (iv) no Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA) or benefits not in excess of three years under severance arrangements; (v) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder; (vi) all material contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vii) no employee benefit plan of the Company or its Subsidiaries is a Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; and (viii) there are no material pending, threatened or, to the

Knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) The Company is not in default in performing any of its material contractual obligations under any Company Benefit Plan or any related trust agreement or insurance contract. All material contributions and other material payments required to be made by the Company and its Subsidiaries to any Company Benefit Plan have been made, or reserves adequate for such contributions or other payments have been set aside therefor. The Company has paid all material liabilities for insurance premiums for benefits provided under the insured Company Benefit Plans and has paid all material amounts due. There are no material outstanding liabilities under any Company Benefit Plan other than liabilities for benefits to be paid in the ordinary course of business to participants in such Plans and their beneficiaries.

(e) Except as set forth in Section 3.9(a) or Section 3.9(e) of the Company Disclosure Letter, there are no written employment Contracts for a specified duration, or Contracts providing for severance or other benefits in the event of termination, between the Company or its Subsidiaries and any of their current management employees. The Company has made available to Parent complete copies of the Company’s severance plans and policies applicable to its employees.

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event: (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay or any other payment or benefits, except as provided in this Agreement or as required by applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant or officer, except as provided in this Agreement (including Section 2.3 hereof).

(g) There is no contract, plan or arrangement (written or otherwise) that, individually or collectively, would reasonably be expected to (i) entitle any current or former employee or other service provider to any Tax gross-up from the Company or any of its Subsidiaries in respect of Taxes under Section 409A of the Code or Section 4999 of the Code or (ii) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

Section 3.10 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is party to any collective bargaining, labor or similar agreement (a “Collective Bargaining Agreement”).

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, there are (i) no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, no union organizing effort pending or threatened against the Company or any of its Subsidiaries (for the avoidance of doubt, other than any matters set forth in any Collective Bargaining Agreement), (iii) no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries are not delinquent in in any material respect in the payments to any employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees.

(d) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices.

Section 3.11 Absence of Certain Changes or Events. Since December 31, 2015, there has not been any event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From December 31, 2015 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practice; and (b) except as disclosed in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any actions, or has agreed to take any actions, that would have been prohibited by Section 5.1(b)(i), (ii), (v), (vi)(A), (x), (xii), (xiv), (xv), (xvi) or (xvii) if such actions were taken on or after the date of this Agreement.

Section 3.12 Investigations; Litigation. There is no investigation or review pending (or, to the Knowledge of the Company, threatened in writing) by any Governmental Entity with respect to the Company, any of the Company’s Subsidiaries (or any of the Company’s and its Subsidiaries’ respective properties) or, to the Knowledge of the Company, any present officer, director or employee of the Company or any of its Subsidiaries, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of the Company, threatened in writing) against or affecting the Company, any of the Company’s Subsidiaries (or any of the Company’s and its Subsidiaries’ respective properties) or, to the Knowledge of the Company, any present officer, director or employee of the Company or any of its Subsidiaries, and there are no orders, judgments or decrees of, or before, any Governmental Entity or arbitrator, in each case, that that are material to the business of the Company and its Subsidiaries, taken as a whole.

Section 3.13 Proxy Statement; Other Information. The proxy statement to be filed by the Company with the SEC in connection with seeking the Company Stockholder Approval (including the letter to stockholders, notice of meeting and form of proxy, as each may be amended or supplemented, the “Proxy Statement”) will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing, or required to be supplied (but that was not supplied), by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference therein.

Section 3.14 Tax Matters.

(a) As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes, governmental fees or other like assessments or charges of any kind (including withholding on amounts paid to or by any Person), and any and all interest, penalties, additions to tax and additional amounts relating thereto, imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem and value added taxes, and any liability for any of the foregoing as transferee and (ii) “Tax Return” means any return, report, document, election, declaration or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company represents and warrants to Parent and Merger Sub as follows:

(i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate;

(ii) the Company and each of its Subsidiaries have paid all Taxes that are due and payable;

(iii) the Company and its Subsidiaries have established in accordance with GAAP an adequate accrual for all Taxes on the most recent financial statements included in the Company SEC Documents;

(iv) the federal income Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2007 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired;

(v) as of the date of this Agreement, there are not pending or threatened in writing any audits, examinations, suits, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries;

(vi) there are no liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens;

(vii) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution occurring during the two-year period ending on the date hereof that was intended to be governed by Section 355 of the Code;

(viii) neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(ix) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company, or any subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law);

(x) neither the Company nor any of its Subsidiaries is a party to any Tax sharing or Tax allocation agreement, or has any liability for the Taxes of another Person pursuant to any agreement, in each case, other than any such agreement (1) solely between or among any of the Company and any of its Subsidiaries or (2) not primarily relating to Taxes and entered into in the ordinary course of business (a “Tax Sharing Agreement”);

(xi) neither the Company nor any of its Subsidiaries is a party to any currently effective waiver or other agreement extending the statute of limitation or period of assessment or collection of any material Taxes;

(xii) each of the Company and its Subsidiaries, within the time and in the manner prescribed by Law, has withheld and paid over to the proper Governmental Entity all material amounts required to be withheld and paid over under applicable Law (including Sections 1441, 1442, 3102 and 3402 of the Code or any other applicable provision of state, local or foreign Law); and

(xiii) there has been no change in any method of accounting utilized by the Company or its Subsidiaries that would require any material adjustment to taxable income pursuant to the Code (or any similar or corresponding provision of state, local or foreign Law).

Section 3.15 Intellectual Property.

(a) For purposes of this Agreement, (i) “Intellectual Property” means any trademark, service mark, trade name, invention, patent, trade secret, copyright, know how, Internet domain names, trade dress (together with goodwill), software and databases (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right, and (ii) “Company Intellectual Property” means all material Intellectual Property owned or licensed and used or held for use by the Company or any of its Subsidiaries.

(b) Section 3.15 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all patented or registered Company Intellectual Property and any outstanding applications therefor, in each case issued by, filed with, or recorded by, any Governmental Entity and the owner of record, date of application, registration or issuance, and relevant jurisdiction as to each.

(c) The Company and its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property used in the conduct of their businesses, except where the failure to own, license or possess the right to use such Intellectual Property would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing any material Company Intellectual Property and the Company and its Subsidiaries are not infringing, misappropriating or violating any material Intellectual Property right of any third party, in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 3.16 Real Property.

(a) The Company and its Subsidiaries have good and valid fee simple title to all of the material real property owned by the Company and its Subsidiaries (the “Owned Real Property”), free and clear of Liens except Permitted Liens, except as would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each lease, license, sublease and occupancy agreement, together with any material amendments thereto (each, a “Lease”) with respect to all real property leased, licensed, subleased or otherwise used or occupied by the Company or its Subsidiaries as lessee or sublessee (the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”) is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of the other party or parties thereto, (ii) neither the Company nor any of its Subsidiaries is in material breach or material default under any of the Leases and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease.

(c) To the Knowledge of the Company, all buildings, structures, fixtures, building systems and equipment, and all components that are part of the Real Property are in material compliance with all applicable Laws and are structurally sound and in good operating condition in all material respects and in a state of good and working maintenance and repair in all material respects, and are reasonably adequate and reasonably suitable for the operation of the Company’s business except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, each Real Property is in compliance in all material respects with all applicable zoning requirements and the current use of such Real Property is a permitted or legally established use under applicable zoning requirements, except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there is no pending or written or oral threat of condemnation or similar action affecting any of the Real Property.

Section 3.17 Opinions of Financial Advisors. The Board of Directors has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of the date of this Agreement, substantially to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters stated therein, the Merger Consideration to be received by the holders of Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion has been provided to Parent or, if a written opinion is not available as of the date of this Agreement, will be provided to Parent promptly after the date of this Agreement.

Section 3.18 Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of holders of securities of the Company that is required to adopt this Agreement and approve the consummation of the Merger and the other transactions contemplated hereby (the “Company Stockholder Approval”).

Section 3.19 Material Contracts.

(a) Except for this Agreement, agreements filed as exhibits to the Company SEC Documents or the CAPL SEC Documents or as set forth in Section 3.19 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any Contract (excluding any Company Benefit Plan) that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii) is (A) a fuel supply agreement or other agreement (including any related incentive agreements) by which any Person has the right or obligation to purchase or sell any brand of motor fuel at any of the Real Property or (B) a material dealer or branded retailer contract with respect to the operation of any of the Real Property;

(iii) is an agreement that by its terms provides for the purchase or sale of merchandise, supplies, services, equipment or other assets providing for annual payments by the Company and its Subsidiaries or to the Company and its Subsidiaries, of $25 million or more, other than those that (A) can be terminated by the Company or its Subsidiaries on 6 months’ or less notice without payment by the Company or its Subsidiaries of any material penalty or (B) have a remaining term left of 12 months or less;

(iv) is a material franchise agreement related to the operation by the Company and its Subsidiaries of food and beverage franchises (including quick service restaurants) at any of the Real Property;

(v) creates or grants a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices) that is material to the Company and its Subsidiaries, taken as a whole, other than any Permitted Lien;

(vi) relates to any joint venture, partnership, limited liability or other similar Contract relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vii) is an indenture, credit agreement, loan agreement, security agreement, guarantee (other than any guarantee provided with respect to a wholly owned Subsidiary of the Company), note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $25 million;

(viii) is a settlement, conciliation or similar Contract (x) with any Governmental Entity or (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $25 million after the date of this Agreement;

(ix) relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or any real property having an aggregate purchase price in excess of $25 million;

(x) pursuant to which the Company or any of its Subsidiaries is obligated, directly or indirectly, to make any loan, capital contribution to, or other investment in, any Person; or

(xi) contains any covenant that materially limits the ability of the Company or any of its Subsidiaries to engage in any line of business, or to compete with any Person or operate at any geographic location.

Each Contract of the type described in this Section 3.19(a) (including those described in the introductory clause of this subsection (a)) is referred to herein as a “Company Material Contract.”

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect and (ii) neither the Company nor any of its Subsidiaries has received any written notice or claim of default under any Company Material Contract or any written notice, or, to the Knowledge of the Company, verbal indication of an intention to terminate any Company Material Contract. As of the date of this Agreement, except as would not have a Company Material Adverse Effect, no Person is renegotiating with the Company any material amount paid by the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

Section 3.20 Insurance Policies. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in accordance with the terms of such policies, (b) neither the Company nor any of its Subsidiaries is in breach or default of any of its insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material and adverse modification of any of such policies and (c) other than in connection with ordinary course renewals, the Company has not received any written notice of termination, cancellation, or non-renewal with respect to any such policy.

Section 3.21 Affiliate Party Transactions. Since December 31, 2013 through the date hereof, there have been no material transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and any director or executive officer of the Company or any of its Affiliates on the other hand, that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents or CAPL SEC Documents, other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on the Company Disclosure Letter.

Section 3.22 Finders or Brokers; Fees.

(a) Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

(b) The aggregate fees payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Chase & Co. (and any other brokers) by the Company or its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement will not exceed the amount set forth in Section 3.22 of the Company Disclosure Letter.

Section 3.23 Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.7 are true and correct, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover statute or regulation or any anti-takeover provision in the certificate of incorporation or bylaws of the Company is, and the Company has no rights plan, “poison pill” or similar agreement that is, or at the Effective Time will be, applicable to this Agreement, the Merger or the other transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed only with respect to any other section or subsection of the Parent Disclosure Letter to the extent the applicability of such disclosure is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.2 Corporate Authority Relative to This Agreement; No Violation.

(a) No vote of the holders of capital stock of Parent is necessary to approve this Agreement or the consummation of the transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the boards of directors of Parent and Merger Sub and the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of pre-merger notification reports under the HSR Act and the Competition Act, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with any applicable foreign or state securities or blue sky laws and (v) the other consents and/or notices set forth on Section 4.2(b) of the Parent Disclosure Letter (collectively, clauses (i) through (v), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with, or violate or breach any provision of, the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 4.2(b) and receipt of the Parent Approvals, contravene or conflict with, or violate or breach any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract or Permit binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.3 Investigations; Litigation. There is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries that would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any of Parent’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case that would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Proxy Statement; Other Information. The information provided by Parent or its Subsidiaries or Affiliates for inclusion or incorporation by reference in the Proxy Statement will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made in the Proxy Statement based on information supplied by or on behalf of the Company or any of its Affiliates that is contained in the Proxy Statement.

Section 4.5 Financing. On the Closing Date, immediately prior to the Effective Time, Parent will have (or will make available to Merger Sub) sufficient cash, available lines of credit or other sources of immediately available, unrestricted funds to enable Parent to pay in cash the aggregate Merger Consideration and to perform its obligations under this Agreement with respect to the transactions contemplated by this Agreement, including the treatment of Equity Awards pursuant to Section 2.3 and all payments, fees and expenses payable by Parent related to or arising out of the consummation of the transactions contemplated by this Agreement.

Section 4.6 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent or its wholly owned Subsidiaries may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7 Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Shares of Common Stock or other securities convertible into, exchangeable for or exercisable for Shares of Common Stock and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any Shares of Common Stock except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 4.8 No Additional Representations.

(a) Each of Parent and Merger Sub acknowledges and agrees that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have desired or requested to review and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) Parent and Merger Sub agree and acknowledge that, except for the representations and warranties contained in Article 3, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates. Parent and Merger Sub agree and acknowledge that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent and its Representatives, except as expressly set forth in Article 3, and neither the Company or its Subsidiaries, its or their directors, officers, employees, agents or other Representatives, nor any other Person, shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the data room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to any business or financial projection, guidance or forecast relating to the Company or any of its Subsidiaries, whether or not included in the data room or any management presentation. Each of Parent and Merger Sub, on its behalf and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date hereof and prior to the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned); (iii) as may be expressly required or expressly permitted by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company covenants and agrees with Parent that the Company and its Subsidiaries shall conduct their business in the ordinary course of business consistent with past practice and the Company shall use all commercially reasonable efforts to (A) preserve intact its current business organization, (B) keep available the services of the key employees of the Company and its Subsidiaries, subject to the restrictions set forth in Section 5.1(b), and (C) maintain satisfactory relationships with the material customers, lenders, suppliers and others having material business relationships with the Company or any of its Subsidiaries.

(b) Subject to the exceptions contained in clauses (i), (iii) and (iv) of Section 5.1(a), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time and, if earlier, the Termination Date, without the prior written consent of Parent, the Company:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) dividends and distributions paid by Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries, (B) dividends or distributions by CAPL and (C) dividends or distributions by CAPL’s wholly owned Subsidiaries to CAPL or CAPL’s wholly owned Subsidiaries;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as required by existing written agreements or Company Benefit Plans, shall not, and shall not permit any of its Non-CAPL Subsidiaries to (A) increase the compensation or other benefits payable or provided to its directors and employees other than in the ordinary course of business consistent with past practice (and, with respect to any Equity Awards, consistent with Section 5.1(b)(iii) of the Company Disclosure Schedule), (B) enter into any employment, change of control, severance or retention agreement with any employee or other service provider of the Company or any of its Subsidiaries (it being understood that the Company and its Subsidiaries may enter into offer letters with new hires in the ordinary course of business so long as such letters do not provide material severance or change-in-control benefits) or (C) establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to the Company or any of its Subsidiaries or a material acceleration or increase in payments or benefits;

(iv) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances to directors, employees, agents or consultants in the ordinary course of business consistent with past practice) or make any change in its existing borrowing, lending or investment arrangements for or on behalf of any of such Persons, except as required by the terms of any Company Benefit Plan;

(v) shall not, and shall not permit any of its Subsidiaries to, change material financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP or SEC rule or policy;

(vi) shall not (A) amend any provision of its certificate of incorporation or bylaws or similar applicable charter or organizational documents or (B) permit any of its Subsidiaries to amend any provision of such Subsidiary’s certificate of incorporation or bylaws or similar applicable charter or organizational documents;

(vii) except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in the Company or any Subsidiaries of the Company or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, take any action to cause to be exercisable any otherwise unexercisable Company Option

(except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options or awards or other Equity Awards outstanding on the date hereof) or otherwise effect any stock split, reclassification or similar adjustment, combination, exchange or readjustment of shares with respect to the capital structure of the Company or any of its Subsidiaries or amend the terms of any securities of the Company or any of its Subsidiaries, other than (a) issuances of Shares of Common Stock in respect of any exercise of Company Options or settlement of Equity Awards, in each case, outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b) and (b) liens securing obligations under the Company’s existing credit facilities;

(viii) except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of Shares of Common Stock or rights to acquire Shares of Common Stock from a holder of a Company Option in satisfaction of withholding obligations or in payment of the exercise price or from a holder of Equity Awards in satisfaction of withholding obligations upon the vesting of such Shares;

(ix) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money in the ordinary course of business and in a manner consistent with past practice, (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b)(ix), (D) indebtedness for borrowed money incurred pursuant to debt agreements in effect as of the date hereof for the purpose of financing capital expenditures permitted by Section 5.1(b)(xiii), (E) other indebtedness for borrowed money incurred pursuant to agreements in effect as of the date hereof or the issuance of new commercial paper by the Company, not to exceed $15 million outstanding in the aggregate, and (F) with respect to any indebtedness not in accordance with clauses (A) through (E), for any indebtedness not to exceed $15 million in aggregate principal amount outstanding at the time incurred by the Company or its Subsidiaries; provided, that the restrictions set forth in this clause (ix) shall not apply to CAPL and its Subsidiaries so long as, immediately after incurring the applicable indebtedness, CAPL will be in compliance with the financial ratios set forth in Section 5.1(b)(ix) of the Company Disclosure Letter (the “CAPL Financial Ratios”);

(x) except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, sell, assign, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including any sale-leasebacks or securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its tangible or intangible properties or assets having a value in excess of $10 million, individually or in the aggregate, except (A) pursuant to existing agreements in effect prior to the execution of this Agreement and disclosed or made available to Parent prior to the date hereof or (B) for the sale of inventory in the ordinary course of business consistent with past practice; provided, that the exceptions set forth in the foregoing clauses (A) and (B) shall not apply to any transactions between the Company and its Non-CAPL Subsidiaries, on the one hand, and CAPL or any of its Subsidiaries, on the other hand;

(xi) shall not, and shall not permit any of its Subsidiaries to, enter into, materially and adversely modify or amend, terminate or grant any waiver under any Company Material Contract, any Lease or any contract that would constitute a Company Material Contract or a Lease if entered into prior to the date hereof (other than the expiration or renewal of any Company Material Contract or any Lease in accordance with its terms), except for any Contract that, as entered into, modified or amended, (A) can be terminated by the Company or its Subsidiaries on 90 days’ or less notice without payment by the Company or its Subsidiaries of any material penalty or (B) has a remaining term left of 12 months or less; provided, that CAPL and its Subsidiaries shall be permitted to do any of the foregoing in the ordinary course of business consistent with past practice;

(xii) shall not, and shall not permit any of its Subsidiaries to, (A) acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire, any entity, business or assets that constitute a business or division of any Person, or all or a substantial portion of the assets of any Person (or business or division thereof) located in the U.S. for consideration in excess of $10 million (and none of the foregoing shall be permitted with respect to any entity, business or assets located in Canada); or (B) enter into any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company with respect to any assets, businesses or divisions of the Company or its Subsidiaries located in the U.S. with a fair market value in excess of $10 million (and none of the foregoing shall be permitted with respect to any assets, businesses or divisions located in Canada); provided, that the restrictions set forth in this clause (xii) shall not apply to CAPL and its Subsidiaries so long as, immediately after the applicable transaction, CAPL will be in compliance with the CAPL Financial Ratios;

(xiii) shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure in excess of $15 million individually or in the aggregate, other than as contemplated by the capital expenditures budget of the Company set forth in Section 5.1(b)(xiii) of the Company Disclosure Letter;

(xiv) shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xv) shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business outside the businesses being conducted by the Company and its Subsidiaries on the date hereof;

(xvi) shall not, and shall not permit any of its Subsidiaries to, settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries (other than any of the foregoing that relates to Tax matters), (B) any stockholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby, in each case, other than settlements that involve the payment of monetary damages, in the aggregate, not in excess of the amount set forth in Section 5.1(b)(xvi) of the Company Disclosure Letter and without the imposition of equitable relief on, or the admission of wrongdoing by, the Company, any of its Subsidiaries or any of its officers or directors;

(xvii) shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any material annual Tax accounting period, adopt or change any material method of Tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitations period that could reasonably be expected to produce a material Tax claim or assessment, in each case, except in the ordinary course of business consistent with past practice; and

(xviii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.3 Parent Obligations. Between the date hereof and the earlier of the Effective Time and the Termination Date, Parent and Merger Sub shall not, and shall not permit any of their Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations or entering into any new lines of business) that would reasonably be expected to prevent or materially delay, impede or interfere with its performance of, or the consummation of the transactions contemplated by, this Agreement.

Section 5.4 Access.

(a) Subject to compliance with applicable Laws, the Company shall afford to Parent and to its Representatives reasonable access during normal business hours, on reasonable prior notice, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers, properties, contracts, books and records, other than any such matters that relate to the negotiation and execution of this Agreement or (except as required under Section 5.5) to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions or with respect to the consideration or valuation of the Merger or any actual or potential strategic or financial alternatives thereto. The foregoing notwithstanding, the Company shall not be required to afford such access if it would (i) breach any contract with any Person or violate any applicable Law or (ii) result in a loss or waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries (it being agreed that the Company will give notice to Parent of the fact that it is withholding such access or information pursuant to clause (i) or (ii) above, and thereafter the Company and Parent shall reasonably cooperate to cause such access or information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction); provided, further, that any access or investigation pursuant to this Section 5.4(a) shall be conducted in a manner so as to not interfere unreasonably with the business and operations of the Company and its Subsidiaries.

(b) Parent hereby agrees that all nonpublic information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of January 21, 2016, as amended, between the Company and an Affiliate of Parent (the “Confidentiality Agreement”).

Section 5.5 No Solicitation.

(a) Subject to the provisions of this Section 5.5, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company agrees that it shall not and shall cause each of its Subsidiaries and each of their respective Affiliates and Representatives not to, directly or indirectly, (A) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any Alternative Proposal, (B) participate in any discussions or negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any Person that has made or, to the Knowledge of the Company, is seeking to make, an Alternative Proposal, except to notify such Person as to the existence of the provisions of this Section 5.5, (C) enter into any letter of intent, agreement, contract or agreement in principle regarding an Alternative Proposal (except for confidentiality agreements permitted under Section 5.5(e), an “Alternative Acquisition Agreement”) or (D) publicly propose to do any of the foregoing (other than disclosure of the terms of this Agreement).

(b) Except as expressly permitted by this Section 5.5, neither the Board of Directors nor any committee thereof shall (i) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withdraw or modify, in a manner adverse to Parent, the Recommendation, (ii) subject to Section 5.5(f) (and excluding, for the avoidance of doubt, any “stop, look and listen” statement of the type contemplated by Rule 14d-9(f) under the Exchange Act), take any formal action or make any public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a reaffirmation of the Recommendation, (iii) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company, an Alternative Proposal, or (iv) fail to include the Recommendation in the Proxy Statement (any action described in clauses (i)-(iv) being referred to as a “Change of Recommendation”).

(c) Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to the receipt of the Company Stockholder Approval, a material development or material change in circumstances (other than relating to or in connection with an Alternative Proposal) occurs or arises after the date of this Agreement that was not known and not reasonably foreseeable (or if known, the consequences of which were not known or reasonably foreseeable) by the Board of Directors as of the date of this Agreement (any such development or change being a “Material Development”), the Board of Directors may make a Change of Recommendation under clauses (i) or (iv) of Section 5.5(b) if the Board of Directors determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable Law; provided, that the Company (A) has given Parent at least four Business Days’ prior written notice advising Parent that it intends to take such action and specifying in reasonable detail the reasons for such action, (B) has given Parent during such four-Business Day period the opportunity to meet or negotiate with the Board of Directors and its outside legal counsel to enable Parent and the Company to discuss or negotiate in good faith a modification of the terms and conditions of this Agreement and (C) at the end of such four-Business Day period, after taking into account any amendments to this Agreement committed to in writing by Parent, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the failure of the Board of Directors to make such Change of Recommendation would continue to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

(d) The Company shall promptly (within 24 hours) notify Parent in the event that the Company, its Subsidiaries or Representatives receives, after the date hereof, any request for discussions or negotiations with respect to an Alternative Proposal or proposal that is reasonably likely to lead to an Alternative Proposal, any request for access to the properties or books and records of the Company or any of its Subsidiaries of which the Company or any of its Subsidiaries or any of their respective Representatives is or has become aware, or any request for nonpublic information relating to the Company or any of its Subsidiaries, in each case, by any third party that is considering making, or has made, an Alternative Proposal. Such notice to Parent shall indicate the identity of the Person making such proposal or request and the material terms and conditions of such proposal, if any, communicated by such Person to the Company.

(e) Anything in this Section 5.5 to the contrary notwithstanding, at any time prior to receipt of the Company Stockholder Approval:

(i) if the Company receives an unsolicited, written Alternative Proposal without any material violation of this Section 5.5 that the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, is or is reasonably likely to result in, a Superior Proposal, the Company may take the following actions: (A) furnish nonpublic information to the third party making such

Alternative Proposal, if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to the confidentiality provisions of the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided, that any material nonpublic information concerning the Company or its Subsidiaries that is provided or made available by the Company to a third party given such access that was not previously provided or made available to Parent or its Representatives shall be provided to Parent substantially concurrently, if such information is written, or otherwise promptly thereafter (and in any event within 24 hours); and (B) engage in discussions or negotiations with the third party with respect to the Alternative Proposal; provided, that the Company shall provide to Parent a copy of any written Alternative Proposal made after the date hereof to the Company or any of its Subsidiaries by such third party and the identity of such third party; and

(ii) the Board of Directors may make a Change of Recommendation or terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal, but only if prior to taking any such action:

(1) the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Alternative Proposal is a Superior Proposal (taking into account any adjustment or revisions committed to in writing by Parent in response to such Alternative Proposal (including pursuant to clause (3) below));

(2) the Company (A) at least four Business Days in advance of taking such action (the “Notice Period”), has given Parent prior written notice of its intention to terminate this Agreement and has provided to Parent a copy of such Superior Proposal and (B) has given Parent during the Notice Period the opportunity to meet or negotiate with the Board of Directors and its outside legal counsel to enable Parent and the Company to discuss or negotiate in good faith a modification of the terms and conditions of this Agreement; and

(3) at the end of the Notice Period, the Board of Directors, after consultation with the Company’s financial advisors and outside legal counsel, shall have determined in good faith that the third party’s Alternative Proposal remains a Superior Proposal (taking into account any amendments to this Agreement committed to in writing by Parent); provided, that each time material modifications to the material terms of an Alternative Proposal determined to be a Superior Proposal are made, a new written notification from the Company consistent with that described in clause (ii)(2) of this Section 5.5(e) shall be required and a new Notice Period under clause (ii)(2) of this Section 5.5(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 5.5(e)(ii) anew, except that such new Notice Period shall be for two Business Days (as opposed to four Business Days).

(f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; or (ii) making any disclosure to its stockholders if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law.

(g) “Alternative Proposal” means any bona fide inquiry, proposal or offer made by any Person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the direct or indirect acquisition by any Person of fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, on a consolidated basis or (iii) the direct or indirect acquisition by any Person of fifteen percent (15%) or more of the voting power of the outstanding Shares of Common Stock, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning Shares with fifteen percent (15%) or more of the voting power of the outstanding shares of Common Stock, in each case of clauses (i)-(iii), other than the transactions contemplated by this Agreement.

(h) “Superior Proposal” means an unsolicited, written Alternative Proposal, without any violation of this Section 5.5, substituting “fifty percent (50%)” for “fifteen percent (15%),” on its most recently amended or modified terms, that the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel and taking into account all financial, legal, regulatory and other aspects of the Alternative Proposal, (i) would be, if consummated, more favorable to the Company’s stockholders from a financial point of view than this Agreement and the Merger (after taking into account any modifications or changes committed to in writing by Parent pursuant to clause (e)(ii) above) and (ii) is reasonably likely to be consummated if accepted (including, without limitation, that any necessary financing is reasonably likely to be obtained on a timely basis).

Section 5.6 Proxy; Company Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement (but no later than 20 Business Days after the date hereof), subject to the receipt from Parent and Merger Sub of the information described in the second sentence of this subsection (a), the Company shall prepare (in consultation with Parent and giving due consideration to any comments made by Parent) and file with the SEC the Proxy Statement, which shall, subject to Section 5.5, include the Recommendation, and shall use all reasonable best efforts to respond (in consultation with Parent and giving due consideration to any comments made by Parent) as promptly as reasonably practicable to any comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement. Parent and Merger Sub shall furnish all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement, or that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement (except the Company shall not be required to provide any correspondence containing or reflecting information to which it is not required to provide access under Section 5.4(a)). If at any time prior to the Company Meeting any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement (or any other filings) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Company.

(b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), with the record date and meeting date of the Company Meeting to be selected after reasonable consultation with Parent, and (ii) subject to a Change of Recommendation in accordance with Section 5.5, use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested Parent from time to time.

(c) Unless terminated pursuant to Section 7.1, the Company shall submit this Agreement and the Merger to the Company’s stockholders at the Company Meeting whether or not a Change of Recommendation shall have occurred.

Section 5.7 Takeover Statutes; Stockholder Litigation.

(a) If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

(b) Each of the Company and Parent shall keep the other reasonably informed of, and cooperate with such party in connection with, any stockholder litigation or claim against such party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any such litigation or claim and the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation or claim arising or resulting from the transactions contemplated by this Agreement or consent to the same without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.8 Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and SEC to enable the de-listing by the Surviving Corporation of the Common Stock from the NYSE and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.9 Employee Matters.

(a) From the Effective Time until April 29, 2018, Parent shall provide, or shall cause its Subsidiaries to provide, to each Company employee who continues to be employed by the Surviving Corporation or its Subsidiaries after the Effective Time (each, a “Company Employee”) (i) base compensation that is no less favorable than was provided to the Company Employee immediately before the Effective Time and (ii) equity-based incentive opportunities that are no less favorable than those provided to employees of Parent and its Subsidiaries who are similarly situated to (including with respect to work location) the applicable Company Employee. In addition, Parent shall provide, or shall cause its Subsidiaries to provide, to each Company Employee (A) from the Effective Time until April 30, 2017, an annual bonus opportunity with bonus targets and related performance metrics that are no less favorable than those provided to the Company Employee immediately before the Effective Time, and (B) from May 1, 2017 until April 29, 2018, an annual bonus opportunity with bonus targets and related performance metrics that are no less favorable than those applicable to employees of Parent and its Subsidiaries who are similarly situated to (including with respect to work location) the applicable Company Employee. Further, Parent shall provide, or shall cause its Subsidiaries to provide, to each Company Employee (1) from the Effective Time until April 30, 2017, all other compensation and benefits that, in the aggregate, are no less favorable than those provided to the Company Employee immediately before the Effective Time, and (2) from May 1, 2017 until April 29, 2018, all other compensation and benefits (other than equity-based incentive benefits) that, in the aggregate, are no less favorable than those provided to employees of Parent and its Subsidiaries who are similarly situated to (including with respect to work location) the applicable Company Employee. Notwithstanding any other provision of this Agreement to the contrary and subject to Section 5.9 of the Company Disclosure Letter, from the Effective Time until April 29, 2018, Parent shall or shall cause the Surviving Corporation to provide to each Company Employee who is eligible under the CST Brands, Inc. Severance Plan effective as of February 25, 2016 (a copy of which is set forth in Section 5.9 of the Company Disclosure Letter, the “Severance Plan”) as of the Effective Time, severance benefits equal to the greater of (I) the severance benefits to which such Company Employee is then entitled under the Severance Plan as described in Section 5.9 of the Company Disclosure Letter, taking into account all service whether before or after the Effective Time, and (II) the severance benefits provided to employees of Parent and its Subsidiaries who are similarly situated to (including with respect to work location) the applicable Company Employee under the severance arrangements of Parent and its Subsidiaries, in each case without duplication of benefits under any other Contract or arrangement applicable to such Company Employee and without taking into account any reduction after the Effective Time in base compensation paid to such Company Employee.

(b) For all purposes (including purposes of vesting (other than equity awards), eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply (i) with respect to participation in or benefit accrual under any defined benefit pension or retiree medical plan or (ii) to the extent that its application would result in a duplication of benefits.

(c) In addition, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and further provided that the foregoing provision shall not preclude the Parent from confirming the eligibility of any such employee or his or her covered dependents after the Effective Time, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and (B) the amount of eligible expenses incurred by such employee and his or her covered dependents which were credited to deductible and maximum out-of-pocket co-insurance requirements under the Old Plans to be credited for purposes of satisfying the deductible, and maximum out-of-pocket co-insurance requirements under the New Plans.

(d) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at or prior to the Effective Time, as applicable.

(e) Without limiting the generality of Section 8.10, the provisions of this Section 5.9 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose or to confer upon any Company Employee any right to continued employment. Nothing in this Section 5.9 shall supersede or conflict with any Collective Bargaining Agreement.

Section 5.10 Efforts.

(a) Each of the parties shall use its commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable and in any event prior to the End Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Entities and the making of all necessary registrations and filings in connection therewith, (ii) using its commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties, and (iii) subject to Section 5.7(b), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; provided, however, that in no event shall the Company, Parent or Merger Sub or their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b) Parent and the Company shall promptly, but in no event later than 20 Business Days after the date hereof, file (or cause to be filed) any and all required pre-merger notification and report forms under the HSR Act and the Competition Act with respect to the Merger. Parent and the Company shall request early termination of any applicable waiting periods under such Antitrust Laws and shall respectively use their commercially reasonable efforts to cause the expiration or termination of such waiting periods, and shall supply to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) or the United States Federal Trade Commission (“FTC”) or to the Canadian Competition Bureau (the “Competition Bureau”) as promptly as reasonably practicable any additional information or documents that may be requested pursuant to any Law or by any of them.

(c) In furtherance of the covenants of the parties contained in this Section 5.10, but subject to the limitations set forth in Section 5.10(d), (i) if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger as violative of any Antitrust Law, each of the parties hereto shall use its commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that results from such action or proceeding and that prohibits, prevents or restricts consummation of the Merger on or before the End Date and (ii) Parent shall take all such further action as may be necessary to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur as promptly as practicable (and in any event no later than the End Date), and including, in the case of Parent, proposing, negotiating, committing and effecting, by consent decree, hold separate order, or otherwise, to (i) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the businesses, assets or properties of Parent, the Company, the Surviving Corporation or any of their respective Affiliates and (ii) otherwise take or commit to take actions that after the Closing would limit Parent’s freedom of action with respect to, or its ability to operate and/or retain any of the businesses, assets or properties of

Parent, the Company, the Surviving Corporation or any of their respective Affiliates (the actions described in the foregoing clauses (i) and (ii) being “Divestiture Actions”); provided that neither the Company nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of the Company or any of its Affiliates, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to the Company only from and after the Effective Time in the event that the Closing occurs.

(d) Parent shall have the right (subject to compliance with Section 5.10(e) and its other obligations under this Section 5.10) to determine, direct and have control over the strategy and process by which the parties will seek required approvals under the Antitrust Laws and to control the defense or prosecution of any claims, actions or proceedings relating thereto, including all matters relating to any Divestiture Actions.

(e) Parent and the Company shall cooperate and consult with each other in connection with the making of all filings, notifications, communications, submissions, and any other actions pursuant to this Section 5.10, and, subject to applicable legal limitations and the instructions of any Governmental Entity, Parent and the Company shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by Parent and the Company, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, Parent and the Company shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any material proposed notifications or filings and any material written communications or submissions to any Governmental Entity; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the businesses of Parent, the Company or their respective Subsidiaries, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements, and (iii) as necessary to address reasonable privilege or confidentiality concerns. Parent and the Company agree not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party a reasonable opportunity to attend and participate.

Section 5.11 Indemnification and Insurance.

(a) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company or its Subsidiaries as provided in their respective certificates of incorporation, bylaws or any indemnification contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and all such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For a period of six years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors or officers as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim, even if beyond such six-year period. From and after the Effective Time, Parent shall assume, guarantee and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.11.

(c) For a period of six years after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries and each Person who served at the request of the Company as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any act or omission occurring or alleged to have occurred, whether before or after the Effective Time, in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (including acts or omissions in connection with such Indemnified Party’s service as an officer, director, member, trustee or other fiduciary of any other enterprise if such service was at the request of the Company); provided, that (i) any Person to whom any funds are advanced pursuant to the foregoing must provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (ii) all rights to indemnification in respect of any Action pending or asserted within such period shall continue until the disposition of such Action and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without Parent’s or the Surviving Corporation’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense thereof.

(d) Parent shall use all commercially reasonable efforts to cause the Surviving Corporation as of the Effective Time to purchase a six-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s and its Subsidiaries’ existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder. If Parent for any reason fails to obtain such “tail” insurance policies as of the Effective Time, Parent shall, for a period of six years after the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties. Parent and the Surviving Corporation shall promptly reimburse each Indemnified Party for any costs or expenses (including attorneys’ fees) incurred by any such Indemnified Party in enforcing the indemnification or other obligations of Parent or the Surviving Corporation in this Section 5.11 (including Section 5.11(c)) unless it is ultimately determined that such Person is not entitled to the benefit of such indemnification or other obligation.

(f) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.11.

(g) Notwithstanding the foregoing, none of the foregoing provisions of this Section 5.11, except the first sentence of Section 5.11(b) and Section 5.11(f) (solely as such Section 5.11(f) relates to the first sentence of Section 5.11(b)), shall be applicable to CrossAmerica GP LLC, CAPL or any of the CAPL Subsidiaries.

Section 5.12 Financing.

(a) Parent shall take, or use its commercially reasonable efforts to cause to be taken, all actions and to do, or use its commercially reasonable efforts to cause to be done, all things necessary to obtain the debt financing necessary to pay in cash the aggregate Merger Consideration and to perform its obligations under this Agreement (the “Debt Financing”). Parent shall keep the Company reasonably informed of the status of its efforts to obtain the Debt Financing or any alternative Debt Financing.

(b) Upon the request of Parent, the Company shall use its commercially reasonable efforts to provide such assistance with respect to the Debt Financing as is reasonably requested by Parent, including: (a) making available at mutually agreed times to prospective lenders, on a customary and reasonable basis and upon reasonable notice, appropriate personnel of the Company and its Subsidiaries, (b) providing, as promptly as reasonably practicable, customary information relating to the Company and its Subsidiaries to any financing institutions contemplated to arrange and/or provide all or any portion of the Debt Financing (the “Financing Sources”) (including information to be used in the preparation of a customary information package regarding the business, operations and financial condition of Parent and its Subsidiaries customary for financings similar to the Debt Financing) to the extent reasonably requested by Parent and/or the Financing Sources to assist in preparation of customary offering or information documents to be used for the completion of the Debt Financing, (c) assisting in obtaining customary payoff letters and instruments of discharge to be delivered at Closing to the extent that Parent determines to arrange for the payoff of all or any part of the Company’s existing credit facilities and releasing Liens and the pledges of collateral securing such facilities, in each case to take effect at the Effective Time (it being understood that the Company shall have no obligation to pay or discharge any such indebtedness prior to the Effective Time or deliver any notice of termination, prepayment or redemption prior to the Effective Time that is not conditioned on the occurrence of the Closing), and (d) assisting Parent in obtaining customary comfort letters and consents of the independent accountants of the Company and its Subsidiaries. Anything in this Section 5.12 or this Agreement to the contrary notwithstanding, until the Effective Time occurs, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, as the case may be, shall be required to (i) waive or amend any terms of this Agreement or agree to pay any commitment or other similar fee or reimburse any expenses for which it has not received prior reimbursement, (ii) take any action or provide any assistance that would reasonably be expected to interfere with the conduct of the business of the Company and its Subsidiaries, (iii) take any action or provide any information that will conflict with or violate its organizational documents or any applicable Laws or would result in a breach of, or default under, any contractual arrangement to which the Company or any of its Subsidiaries is a party or would result in the waiver of legal privilege, (iv) give any indemnities in connection with the Debt Financing, (v) pass resolutions or consents to approve or authorize the execution of the Debt Financing or any definitive agreements with respect thereto, (vi) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the Debt Financing, or (vii) take any action in his/her capacity as a director of the Company or any of its Subsidiaries, including the delivery of any certificate or opinion, with respect to any Debt Financing. Upon request by the Company prior to the Effective Time, Parent shall promptly reimburse the Company for all reasonable and documented out of pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the Debt Financing, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing, any information used in connection therewith (other than information provided in writing by the Company or any of its Subsidiaries) and all other actions taken by the Company, its Subsidiaries and their respective Representatives in connection with the Debt Financing. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

(c) Parent and Merger Sub expressly acknowledge and agree that notwithstanding anything in this Agreement to the contrary, their obligations hereunder, including their obligation to consummate the Merger and other transactions contemplated hereby, are not subject to, or conditioned on, the receipt of the Debt Financing.

Section 5.13 Public Announcements. None of the Company, Parent, Merger Sub, or anyone acting on their behalf, shall issue any press release or other public statement or comment relating to this Agreement or the transactions contemplated herein without the prior consent of the other party (which consent shall not be unreasonably withheld), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or as may be requested by a Governmental Entity (in which case, the party issuing the press release, public statement or comment shall use its commercially reasonable efforts to give the other party the opportunity to review and comment upon such press release or other public statement or comment prior to issuance); provided that the restrictions in this Section 5.13 shall not apply to any Company communication regarding an Alternative Proposal or a Change of Recommendation permitted by Section 5.5. Parent and the Company agree to issue a joint press release or separate press releases announcing this Agreement, in either case in a form(s) to be mutually agreed upon by the parties.

Section 5.14 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 6

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Parent and the Company to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Legal Restraints. No injunction or similar order by any court of competent jurisdiction that prohibits the consummation of the Merger shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated or, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

(c) Regulatory Approvals. (i) Any waiting period under the HSR Act applicable to the Merger shall have expired or been terminated and (ii) Canadian Competition Act Clearance shall have been received.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other transactions contemplated hereby is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) shall be true and correct in all material respects and the representations and warranties of Parent and Merger Sub set forth in Section 4.5 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the other representations and warranties of Parent and Merger Sub set forth in Article 4 (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (ii) where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are further subject to the satisfaction (or waiver by Parent and Merger Sub to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Sections 3.1(a), 3.2(b), 3.2(c), 3.2(d), 3.3(a), 3.22(a) and 3.23 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects both when made and at and as of the Closing Date other than de minimis inaccuracies; and (iii) the other representations and warranties of the Company set forth in Article 3 (disregarding all materiality and Company Material Adverse Effect qualifications contained therein, other than those in Section 3.11) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

Section 6.4 Frustration of Closing Conditions. No party hereto may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time (except with respect to subsection (h) below, whether before or after receipt of the Company Stockholder Approval):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if the Effective Time shall not have occurred on or before May 22, 2017 (provided that if, as of such date all conditions set forth in Section 6.1, Section 6.2 and Section 6.3 shall have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the Closing) other than the conditions set forth in Section 6.1(c), then such date shall automatically be extended to August 22, 2017 (as may be so extended, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party that has breached its obligations under this Agreement in any material respect that has contributed to the failure to consummate the Merger on or before such date;

(c) by either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree or ruling shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have complied with its obligations pursuant to Section 5.10;

(d) by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the End Date or, if curable, is not cured within 30 Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination; provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) cannot be cured by the End Date or, if curable, is not cured with 30 Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination; provided that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(g) at any time prior to the date the Company Stockholder Approval is obtained, by Parent, if (i) there shall have been a Change of Recommendation, (ii) the Company shall have breached in any material respect or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.5, or (iii) the Board of Directors fails to reaffirm (publicly, if so requested by Parent in writing) the Recommendation within ten Business Days after the date that (x) any Alternative Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Alternative Proposal or (y) any Material Development is first publicly disclosed by the Company; or

(h) at any time prior to the date the Company Stockholder Approval is obtained, by the Company, in accordance with Section 5.5(e)(ii); provided, that concurrently with such termination the Company shall tender payment to Parent of the Termination Fee pursuant to Section 7.3.

Section 7.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.1, the terminating party shall forthwith give written notice thereof to the other party or parties and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that the Confidentiality Agreement shall survive termination in accordance with its terms, the penultimate sentence of Section 5.12(b) and the provisions of Section 5.4(b), this Section 7.2, Section 7.3 and Article 8 shall survive such termination; provided, however, that neither Parent nor the Company shall be released from any liabilities or damages arising out of (a) any fraud by any party or (b) except as set forth in Section 7.3(b), any willful breach of any covenant or agreement set forth in this Agreement.

Section 7.3 Termination Fee. Any provision in this Agreement to the contrary notwithstanding:

(a) In the event that:

(i) after the date of this Agreement, (A) any Alternative Proposal (substituting fifty percent (50%) for the fifteen percent (15%) threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”), or intention to make a Qualifying Transaction, is publicly proposed or publicly disclosed prior to, and not withdrawn at least two Business Days prior to, the Company Meeting (or prior to termination of this Agreement if there has been no Company Meeting), (B) this Agreement is terminated by Parent pursuant to Section 7.1(f) or by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d) and (C) concurrently with or within 12 months after such termination, the Company shall have entered into a definitive agreement providing for a Qualifying Transaction or shall have completed a Qualifying Transaction (which, in each case set forth in this clause (C), need not be the same Qualifying Transaction that was made, disclosed or communicated prior to termination of this Agreement);

(ii) Parent shall have validly terminated this Agreement pursuant to Section 7.1(g); or

(iii) the Company shall have validly terminated this Agreement pursuant to Section 7.1(h),

then, in any such event, the Company shall pay to Parent (or, at Parent’s direction, an Affiliate of Parent) a fee of $133 million in cash (the “Termination Fee”), by wire transfer of same day funds to one or more accounts designated by Parent, such payment to be made, in the case of a termination referenced in clause (i) above, upon consummation of the Qualifying Transaction, in the case of clause (ii) above, within three Business Days after such termination or, in the case of clause (iii) above, in advance of or concurrently with the termination by the Company pursuant to Section 7.1(h); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b) Anything to the contrary in this Agreement notwithstanding, except in the case of fraud, if the Company pays the Termination Fee pursuant to this Section 7.3, such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 7.3 do not constitute a penalty. Accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 7.3, the Company shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by Parent or Merger Sub in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the Company. Any amount not paid when due pursuant to this Section 7.3 shall bear interest from the date such amount is due until the date paid at a rate equal to 2% plus the prime rate as published in The Wall Street Journal in effect on the date of such payment.

ARTICLE 8

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that (a) all expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be borne by the Company and (b) all fees paid in respect of any filings under the HSR Act and the Competition Act shall be borne by Parent.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties.

Section 8.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.4, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.5 Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) Each party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email, facsimile transmission, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Circle K Stores Inc.

4080 W. Jonathan Moore Pike

Columbus, Indiana 47201

Attention: Brian P. Hannasch

Facsimile: (450) 662-6633

Email:     bhannasch@circlek.com

with a copy to:

Faegre Baker Daniels LLP

600 East 96th Street, Suite 600

Indianapolis, Indiana 46240

Attention: J. Jeffrey Brown

Facsimile: (317) 569-4800

Email:     jeff.brown@faegrebd.com

To the Company:

CST Brands, Inc.

19500 Bulverde Rd.

San Antonio, Texas 78259

Attention: Gérard Sonnier

Email:     gerard.sonnier@cstbrands.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Lawrence S. Makow

                 Gordon S. Moodie

Facsimile: (212) 403-2000

Email:       lsmakow@wlrk.com

                  gsmoodie@wlrk.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when received when sent by email or facsimile, provided that the recipient confirms in writing its receipt thereof, (b) upon proof of service when sent by reliable overnight delivery service, (c) upon personal delivery in the case of hand delivery or (d) upon receipt of the return receipt when sent by certified or registered mail. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent and Merger Sub may transfer or assign all or any part of their rights, in whole or in part, under this Agreement or any related documents (a) to any lender as collateral security, (b) to one or more of their Affiliates at any time or (c) after the Effective Time, so long as the full amount of the Merger Consideration has been delivered (in cash) to the Paying Agent and not returned to Parent or Merger Sub, to any Affiliate or successor of Parent; provided, further, that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Guaranty and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for (a) the right of the holders of the Common Stock and Equity Awards to receive the Merger Consideration in accordance with Article 2 and (b) Section 5.11 (which shall be for the benefit of the Indemnified Parties), is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, any provision of this Agreement may be amended (by action taken or authorized by their respective boards of directors) or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable. The foregoing notwithstanding, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to “$” or “dollars” shall be to U.S. dollars. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub to take such action.

Section 8.15 Definitions. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.5(e).

“Action” has the meaning set forth in Section 5.11(c).

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.5(a).

“Alternative Proposal” has the meaning set forth in Section 5.5(g).

“Antitrust Division” has the meaning set forth in Section 5.10(b).

“Antitrust Laws” means the U.S. Sherman Act, as amended, the U.S. Clayton Act, as amended, the U.S. Federal Trade Commission Act, as amended, the HSR Act, the Competition Act and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Board of Directors” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Texas, New York or Quebec are authorized by law or executive order to be closed.

“Canadian Competition Act Clearance” means (a) an Advance Ruling Certificate has been issued, (b) Parent and the Company have given the notice required under Section 114 of the Competition Act with respect to the Merger, and the applicable waiting period under Section 123 of the Competition Act has expired or been terminated or (c) the obligation to give the requisite notice has been waived pursuant to Paragraph 113(c) of the Competition Act.

“Cancelled Shares” has the meaning set forth in Section 2.1(b).

“Capitalization Date” has the meaning set forth in Section 3.2(a).

“CAPL” means CrossAmerica Partners LP.

“CAPL Financial Ratios” has the meaning set forth in Section 5.1(b)(ix).

“CAPL SEC Documents” has the meaning set forth in Section 3.4(a).

“CAPL Subsidiaries” means CAPL and any Subsidiaries thereof.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(a).

“Change of Recommendation” has the meaning set forth in Section 5.5(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Collective Bargaining Agreement” has the meaning set forth in Section 3.10(a).

“Common Stock” has the meaning set forth in Section 2.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.9(a).

“Company Disclosure Letter” has the meaning set forth in Article 3.

“Company Employees” has the meaning set forth in Section 5.9(a).

“Company Intellectual Property” has the meaning set forth in Section 3.15(a).

“Company Material Adverse Effect” means any event, development, change, state of facts or effect that, individually or in the aggregate (a) has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not include any event, development, change, state of facts or effect relating to or resulting from: (i) conditions in or affecting the United States or Canadian economies or the global economy generally, (ii) political or economic conditions (or changes in such conditions) in the United States or Canada or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or Canada or any other country or region of the world occurring after the date hereof, (iii) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP or other accounting standards (or interpretations or the enforcement thereof), (v) changes in any Laws or other binding directives issued by any Governmental Entity (or interpretations or the enforcement thereof), (vi) changes that are generally applicable to the industries in which the

Company and its Subsidiaries operate, (vii) any change in the market price or trading volume of the Common Stock, (viii) the execution and delivery and performance of this Agreement or the public announcement or pendency or consummation of the Merger or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers or suppliers, (ix) the identity of Parent or any of its Affiliates as the acquiror of the Company, (x) the taking of any action required or expressly contemplated by this Agreement or with the prior written consent or at the direction of Parent, (xi) the occurrence of natural disasters, (xii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period or (xiii) any change in the credit rating of the Company or its securities; provided, that (A) any event, development, change, state of facts or effect set forth in the foregoing clauses (i), (ii), (iii) and (vi) may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent (and only to the extent) the impact of such event, development, change, state of facts or effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, is disproportionately adverse in relation to others in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account and (B) the underlying cause of any change or failure referred to in the foregoing clauses (vii), (xii) and (xiii) may be taken into account in determining whether there has been or is a Company Material Adverse Effect or (b) prevents or materially impairs or delays the ability of the Company to consummate the Merger.

“Company Material Contract” has the meaning set forth in Section 3.19(a).

“Company Meeting” has the meaning set forth in Section 5.6(b).

“Company Option” has the meaning set forth in Section 2.3(a).

“Company Permits” has the meaning set forth in Section 3.7(b).

“Company SEC Documents” has the meaning set forth in Section 3.4(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.18.

“Competition Act” has the meaning set forth in Section 3.3(b).

“Competition Bureau” has the meaning set forth in Section 5.10(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.4(b).

“Contract” has the meaning set forth in Section 3.3(c).

“Debt Financing” has the meaning set forth in Section 5.12(a).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.1(d).

“Divestiture Actions” has the meaning set forth in Section 5.10(c).

“Effective Time” has the meaning set forth in Section 1.3.

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Law” has the meaning set forth in Section 3.8(b).

“Environmental Permit” has the meaning set forth in Section 3.8(a).

“Equity Award” has the meaning set forth in Section 3.2(e).

“ERISA” has the meaning set forth in Section 3.9(a).

“ERISA Affiliate” has the meaning set forth in Section 3.9(c).

“ESPP” has the meaning set forth in Section 2.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Financing Sources” has the meaning set forth in Section 5.12(b).

“FTC” has the meaning set forth in Section 5.10(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local, municipal or foreign government, any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether federal, state, local, municipal, foreign or supranational, or the NYSE.

“Guarantor” has the meaning set forth in the Recitals.

“Guaranty” has the meaning set forth in the Recitals.

“Hazardous Substance” has the meaning set forth in Section 3.8(c).

“HSR Act” has the meaning set forth in Section 3.3(b).

“Indemnified Party” has the meaning set forth in Section 5.11(c).

“Intellectual Property” has the meaning set forth in Section 3.15(a).

“Knowledge” and “Known” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.15(a) of the Parent Disclosure Letter and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.15(b) of the Company Disclosure Letter.

“Law” or “Laws” has the meaning set forth in Section 3.7(a).

“Leased Real Property” has the meaning set forth in Section 3.16(b).

“Lease” and “Leases” have the meaning set forth in Section 3.16(b).

“Lien” means any mortgage, pledge, title defects, claims, changes, security interest, encumbrance or liens of any kind or nature.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“MSUs” has the meaning set forth in Section 2.3(b).

“Multiemployer Plan” has the meaning set forth in Section 3.9(a).

“New Plans” has the meaning set forth in Section 5.9(b).

“Non-CAPL Subsidiaries” means Subsidiaries of the Company other than the CAPL Subsidiaries.

“Notice Period” has the meaning set forth in Section 5.5(e)(ii)(2).

“NYSE” means the New York Stock Exchange.

“Old Plans” has the meaning set forth in Section 5.9(c).

“Owned Real Property” has the meaning set forth in Section 3.16(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.2(b).

“Parent Disclosure Letter” has the meaning set forth in Article 4.

“Parent Material Adverse Effect” means any event, development, change, state of facts or effect that prevents or materially impairs or delays the ability of Parent or Merger Sub to perform its obligations under this Agreement, to satisfy the conditions precedent to the Merger or to consummate the Merger.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Permits” has the meaning set forth in Section 3.7(b).

“Permitted Lien” means a Lien (a) for Taxes or governmental assessments, charges or claims of payment (i) not yet due or (ii) being contested in good faith for which adequate accruals or reserves have been established in accordance with GAAP, (b) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (c) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (d) that is an easement, license, restrictive covenant or similar encumbrance against any property of the Company or its Subsidiaries, including any minor defects of title, in each case that does not individually or in the aggregate materially adversely affect the value of such property or materially interfere with such property’s continued use in the business of the Company and its Subsidiaries as currently conducted, (e) that is disclosed on the Company’s audited consolidated balance sheet as of December 31, 2015, including the notes thereto (or securing liabilities reflected on such balance sheet), (f) that was incurred after December 31, 2015 in the ordinary course of business consistent with past practice and that does not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and its Subsidiaries taken as a whole or (g) securing the Company’s credit facilities, which facilities are existing on the date hereof.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Proxy Statement” has the meaning set forth in Section 3.13.

“Qualifying Transaction” has the meaning set forth in Section 7.3(a).

“Real Property” has the meaning set forth in Section 3.16(b).

“Recommendation” has the meaning set forth in Section 3.3(a).

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, financial advisors and agents and other representatives.

“Restricted Share” has the meaning set forth in Section 2.3(c).

“RSU” has the meaning set forth in Section 2.3(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Severance Plan” has the meaning set forth in Section 5.9(a).

“Share” has the meaning set forth in Section 2.1(a).

“Specified Approvals” has the meaning set forth in Section 3.3(b).

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (a) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (b) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 5.5(h).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax Return” has the meaning set forth in Section 3.14(a).

“Tax Sharing Agreement” has the meaning set forth in Section 3.14(b)(ix).

“Taxes” has the meaning set forth in Section 3.14(a).

“Termination Date” has the meaning set forth in Section 5.1(a).

“Termination Fee” has the meaning set forth in Section 7.3(a).

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR Parts 120-130), the Export Administration Act of 1979 (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the Laws administered by Customs and Border Protection (19 CFR Parts 0-199) and all other Laws of the United States and regulations regulating exports, imports or reexports to or from the United States, including the export or reexport of goods, services or technical data from the United States, in each case as amended.

“UST Funds” and “UST Systems” have the meanings set forth in Section 3.8(a).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CIRCLE K STORES INC.
By:	/s/ Brian P. Hannasch
Brian P. Hannasch
President and Chief Executive Officer
ULTRA ACQUISITION CORP.
By:	/s/ Brian P. Hannasch
Brian P. Hannasch
President
CST BRANDS, INC.
By:	/s/ Kimberly S. Lubel
Kimberly S. Lubel
Chairman and Chief Executive Officer

ANNEX I

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CST BRANDS, INC.

FIRST. The name of the corporation is CST Brands, Inc. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal By-Laws of the Corporation.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation.

SEVENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended. No amendment or repeal of this Article SEVENTH shall adversely affect any right or protection of a director that exists at the time of such amendment or repeal.

EIGHTH. The Corporation shall indemnify, to the fullest extent permitted by law as currently in effect or as the same may hereafter be amended, any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation or serves or served at the request of the Corporation any other enterprise as a director or officer. To the fullest extent permitted by law as currently in effect or as the same may hereafter be amended, expenses incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The Corporation’s obligations to indemnify or advance expenses to any person who is or was serving at its request as a director or officer of an other enterprise shall be reduced by any amount such person may collect as indemnification or advancement from such other enterprise. The rights provided to any person by this Article EIGHTH shall be enforceable against the Corporation by such person, who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer as provided above. No amendment or repeal of this Article EIGHTH shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment or repeal. For purposes of this Article EIGHTH, the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger and the term “other enterprise” shall include any corporation, partnership, limited liability company or partnership, joint venture, trust or employee benefit plan.